Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2002 Stock Plan and the 2002 Director Option Plan of Digital Video Systems, Inc. of our report dated January 25, 2002, with respect to the consolidated financial statements of Digital Video Systems, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002.

Shanghai, China
February 10, 2003

/s/ Shu Lun Pan Certified Public Accountants Co., Ltd.
 Shu Lun Pan Certified Public Accountants Co., Ltd.